Exhibit 99.1

Contact:	Adam N. Satterfield
Executive Vice President and Chief Financial Officer
(336) 822-5721

OLD DOMINION FREIGHT LINE REPORTS THIRD QUARTER 2024

EARNINGS PER DILUTED SHARE OF $1.43

THOMASVILLE, N.C. (October 23, 2024) – Old Dominion Freight Line, Inc. (Nasdaq: ODFL) today announced financial results for the three-month and nine-month periods ended September 30, 2024.

All prior-period share and per share data in this release have been adjusted to reflect the Company's March 2024 two-for-one stock split.

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
(In thousands, except per share amounts)	2024	2023	% Chg.	2024	2023	% Chg.
Total revenue	$1,470,211	$1,515,277	(3.0)%	$4,428,981	$4,370,602	1.3%
LTL services revenue	$1,457,108	$1,501,266	(2.9)%	$4,388,808	$4,323,453	1.5%
Other services revenue	$13,103	$14,011	(6.5)%	$40,173	$47,149	(14.8)%
Operating income	$401,861	$445,019	(9.7)%	$1,209,978	$1,219,662	(0.8)%
Operating ratio	72.7%	70.6%		72.7%	72.1%
Net income	$308,580	$339,287	(9.1)%	$922,929	$916,687	0.7%
Diluted earnings per share	$1.43	$1.54	(7.1)%	$4.25	$4.16	2.2%
Diluted weighted average shares outstanding	215,227	219,670	(2.0)%	217,185	220,469	(1.5)%

Marty Freeman, President and Chief Executive Officer of Old Dominion, commented, “Old Dominion’s third quarter financial results reflect ongoing softness in the domestic economy. The challenging operating environment, and strong comparable results for the third quarter of 2023, resulted in the first year-over-year decrease in our quarterly revenue and earnings per diluted share this year. Our market share and volume trends, however, remained relatively consistent with the first half of this year while our yield continued to improve. The consistency in our market share and yield performance continued to be supported by our best-in-class service, as we once again provided our customers with 99% on-time service and a cargo claims ratio of 0.1% during the quarter.

“Revenue for the third quarter decreased by 3.0%, due primarily to a 4.8% decrease in LTL tons per day that was partially offset by a 1.5% increase in LTL revenue per hundredweight. We also had one additional operating day as compared to the third quarter of 2023. The decrease in LTL tons per day reflects a 3.4% decrease in LTL shipments per day and a 1.4% decrease in LTL weight per shipment. LTL revenue per hundredweight, excluding fuel surcharges, increased 4.6% as compared to the third quarter of 2023, as we maintained our long-term and disciplined approach to pricing. We continue to focus on consistently improving our yields to offset our cost inflation and support our ongoing investments in capacity, technology, and our OD Family of employees.

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ODFL Reports Third Quarter Financial Results

October 23, 2024

“Our operating ratio increased by 210 basis points to 72.7% for the third quarter of 2024. The decrease in revenue had a deleveraging effect on many of our operating expenses, which contributed to the 110 basis point increase in our overhead costs as a percent of revenue. Direct operating costs also increased as a percent of revenue despite our team operating very efficiently during the third quarter. The increase in our direct operating costs as a percent of revenue was primarily due to an increase in costs associated with our group health and dental plans. The combination of the decrease in our revenue and the increase in our operating ratio resulted in the 7.1% decrease in earnings per diluted share to $1.43 for the third quarter.”

Cash Flow and Use of Capital

Old Dominion’s net cash provided by operating activities was $446.5 million for the third quarter of 2024 and $1.3 billion for the first nine months of the year. The Company had $74.2 million in cash and cash equivalents at September 30, 2024.

Capital expenditures were $242.8 million for the third quarter of 2024 and $600.4 million for the first nine months of the year. The Company expects its aggregate capital expenditures for 2024 to total approximately $750 million, including planned expenditures of $350 million for real estate and service center expansion projects; $325 million for tractors and trailers; and $75 million for information technology and other assets.

Old Dominion continued to return capital to shareholders during the third quarter of 2024 through its share repurchase and dividend programs. For the first nine months of this year, the Company utilized $824.8 million of cash for its share repurchase program, including a $200.0 million accelerated share repurchase agreement that will expire no later than November 2024, and paid $168.2 million in cash dividends.

Summary

Mr. Freeman concluded, “During the third quarter, Old Dominion continued to execute on the same long-term strategic plan that has guided our success for many years. This plan is centered on our ability to deliver superior service at a fair price, which has helped us create a best-in-class value proposition. We continue to believe that the consistency and quality of our service performance has differentiated Old Dominion in the marketplace and driven our long-term profitable growth. This is why our team is incredibly motivated to keep delivering on our promise to provide superior service and value to our customers, as we believe executing on the fundamental aspects of our business plan will win additional market share and drive increased shareholder value.”

Old Dominion will hold a conference call to discuss this release today at 10:00 a.m. Eastern Time. Investors will have the opportunity to listen to the conference call live over the internet by going to ir.odfl.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at this website shortly after the call and will be available for 30 days. A telephonic replay will also be available through October 30, 2024, at (877) 344-7529, Access Code 4016991.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We caution the reader that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the challenges associated with executing our growth strategy, and developing, marketing and consistently delivering high-quality services that meet customer expectations; (2) changes in our relationships with significant customers; (3) our exposure to claims related to cargo loss and damage, property damage,

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ODFL Reports Third Quarter Financial Results

October 23, 2024

personal injury, workers’ compensation and healthcare, increased self-insured retention or deductible levels or premiums for excess coverage, and claims in excess of insured coverage levels; (4) reductions in the available supply or increases in the cost of equipment and parts; (5) various economic factors such as inflationary pressures or downturns in the domestic economy, and our inability to sufficiently increase our customer rates to offset the increase in our costs; (6) higher costs for or limited availability of suitable real estate; (7) the availability and cost of third-party transportation used to supplement our workforce and equipment needs; (8) fluctuations in the availability and price of diesel fuel and our ability to collect fuel surcharges, as well as the effectiveness of those fuel surcharges in mitigating the impact of fluctuating prices for diesel fuel and other petroleum-based products; (9) seasonal trends in the less-than-truckload (“LTL”) industry, harsh weather conditions and disasters; (10) the availability and cost of capital for our significant ongoing cash requirements; (11) decreases in demand for, and the value of, used equipment; (12) our ability to successfully consummate and integrate acquisitions; (13) various risks arising from our international business relationships; (14) the costs and potential adverse impact of compliance with anti-terrorism measures on our business; (15) the competitive environment with respect to our industry, including pricing pressures; (16) our customers’ and suppliers’ businesses may be impacted by various economic factors such as recessions, inflation, downturns in the economy, global uncertainty and instability, changes in international trade policies, changes in U.S. social, political, and regulatory conditions or a disruption of financial markets; (17) the negative impact of any unionization, or the passage of legislation or regulations that could facilitate unionization, of our employees; (18) increases in the cost of employee compensation and benefit packages used to address general labor market challenges and to attract or retain qualified employees, including drivers and maintenance technicians; (19) our ability to retain our key employees and continue to effectively execute our succession plan; (20) potential costs and liabilities associated with cyber incidents and other risks with respect to our information technology systems or those of our third-party service providers, including system failure, security breach, disruption by malware or ransomware or other damage; (21) the failure to adapt to new technologies implemented by our competitors in the LTL and transportation industry, which could negatively affect our ability to compete; (22) the failure to keep pace with developments in technology, any disruption to our technology infrastructure, or failures of essential services upon which our technology platforms rely, which could cause us to incur costs or result in a loss of business; (23) disruption in the operational and technical services (including software as a service) provided to us by third parties, which could result in operational delays and/or increased costs; (24) the Compliance, Safety, Accountability initiative of the Federal Motor Carrier Safety Administration (“FMCSA”), which could adversely impact our ability to hire qualified drivers, meet our growth projections and maintain our customer relationships; (25) the costs and potential adverse impact of compliance with, or violations of, current and future rules issued by the Department of Transportation, the FMCSA and other regulatory agencies; (26) the costs and potential liabilities related to compliance with, or violations of, existing or future governmental laws and regulations, including environmental laws; (27) the effects of legal, regulatory or market responses to climate change concerns; (28) emissions-control and fuel efficiency regulations that could substantially increase operating expenses; (29) expectations relating to environmental, social and governance considerations and related reporting obligations; (30) the increase in costs associated with healthcare and other mandated benefits; (31) the costs and potential liabilities related to legal proceedings and claims, governmental inquiries, notices and investigations; (32) the impact of changes in tax laws, rates, guidance and interpretations; (33) the concentration of our stock ownership with the Congdon family; (34) the ability or the failure to declare future cash dividends; (35) fluctuations in the amount and frequency of our stock repurchases; (36) volatility in the market value of our common stock; (37) the impact of certain provisions in our articles of incorporation, bylaws, and Virginia law that could discourage, delay or prevent a change in control of us or a change in our management; and (38) other risks and uncertainties described in our most recent Annual Report on Form 10-K and other filings with the SEC. Our forward-looking statements are based upon our beliefs and assumptions using information available at the time the statements are made. We caution the reader not to place undue reliance on our forward-looking statements as (i) these statements are neither a prediction nor a guarantee of future events or circumstances and (ii) the assumptions, beliefs, expectations and projections about future

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ODFL Reports Third Quarter Financial Results

October 23, 2024

events may differ materially from actual results. We undertake no obligation to publicly update any forward-looking statement to reflect developments occurring after the statement is made, except as otherwise required by law.

Old Dominion Freight Line, Inc. is one of the largest North American LTL motor carriers and provides regional, inter-regional and national LTL services through a single integrated, union-free organization. Our service offerings, which include expedited transportation, are provided through an expansive network of service centers located throughout the continental United States. The Company also maintains strategic alliances with other carriers to provide LTL services throughout North America. In addition to its core LTL services, the Company offers a range of value-added services including container drayage, truckload brokerage and supply chain consulting.

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ODFL Reports Third Quarter Financial Results

October 23, 2024

OLD DOMINION FREIGHT LINE, INC.
Statements of Operations

	Third Quarter				Year to Date
(In thousands, except per share amounts)	2024		2023		2024		2023
Revenue	$1,470,211	100.0%	$1,515,277	100.0%	$4,428,981	100.0%	$4,370,602	100.0%

Operating expenses:
Salaries, wages & benefits	681,238	46.3%	663,810	43.8%	2,033,412	45.9%	1,958,726	44.8%
Operating supplies & expenses	156,177	10.6%	180,653	11.9%	489,669	11.1%	538,410	12.3%
General supplies & expenses	46,040	3.1%	41,745	2.8%	135,987	3.1%	119,896	2.7%
Operating taxes & licenses	36,733	2.6%	36,527	2.4%	108,853	2.5%	110,118	2.5%
Insurance & claims	17,209	1.2%	16,004	1.1%	52,544	1.2%	47,413	1.1%
Communications & utilities	10,056	0.7%	10,724	0.7%	31,209	0.6%	33,256	0.8%
Depreciation & amortization	86,666	5.9%	84,055	5.5%	255,760	5.8%	239,786	5.5%
Purchased transportation	30,941	2.1%	30,835	2.0%	93,661	2.1%	90,046	2.1%
Miscellaneous expenses, net	3,290	0.2%	5,905	0.4%	17,908	0.4%	13,289	0.3%

Total operating expenses	1,068,350	72.7%	1,070,258	70.6%	3,219,003	72.7%	3,150,940	72.1%

Operating income	401,861	27.3%	445,019	29.4%	1,209,978	27.3%	1,219,662	27.9%

Non-operating (income) expense:
Interest expense	19	0.0%	90	0.0%	187	0.0%	379	0.0%
Interest income	(1,775)	(0.1)%	(2,308)	(0.2)%	(15,108)	(0.3)%	(7,487)	(0.2)%
Other expense, net	523	0.0%	861	0.1%	2,477	0.0%	4,319	0.1%

Income before income taxes	403,094	27.4%	446,376	29.5%	1,222,422	27.6%	1,222,451	28.0%

Provision for income taxes	94,514	6.4%	107,089	7.1%	299,493	6.8%	305,764	7.0%

Net income	$308,580	21.0%	$339,287	22.4%	$922,929	20.8%	$916,687	21.0%

Earnings per share:
Basic	$1.44		$1.55		$4.27		$4.18
Diluted	$1.43		$1.54		$4.25		$4.16

Weighted average outstanding shares:
Basic	214,089		218,387		216,010		219,108
Diluted	215,227		219,670		217,185		220,469

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ODFL Reports Third Quarter Financial Results

October 23, 2024

OLD DOMINION FREIGHT LINE, INC.
Operating Statistics

	Third Quarter			Year to Date
	2024	2023	% Chg.	2024	2023	% Chg.
Work days	64	63	1.6%	192	191	0.5%
Operating ratio	72.7%	70.6%		72.7%	72.1%
LTL intercity miles (1)	168,986	176,284	(4.1)%	511,113	520,216	(1.7)%
LTL tons (1)	2,266	2,342	(3.2)%	6,870	6,977	(1.5)%
LTL tonnage per day	35,408	37,181	(4.8)%	35,783	36,529	(2.0)%
LTL shipments (1)	3,070	3,129	(1.9)%	9,174	9,155	0.2%
LTL shipments per day	47,967	49,670	(3.4)%	47,781	47,932	(0.3)%
LTL revenue per hundredweight	$32.36	$31.87	1.5%	$32.03	$31.01	3.3%
LTL revenue per hundredweight, excluding fuel surcharges	$27.49	$26.29	4.6%	$27.00	$25.63	5.3%
LTL revenue per shipment	$477.70	$477.13	0.1%	$479.79	$472.66	1.5%
LTL revenue per shipment, excluding fuel surcharges	$405.85	$393.57	3.1%	$404.45	$390.63	3.5%
LTL weight per shipment (lbs.)	1,476	1,497	(1.4)%	1,498	1,524	(1.7)%
Average length of haul (miles)	923	927	(0.4)%	920	926	(0.6)%
Average active full-time employees	22,465	22,284	0.8%	22,686	22,564	0.5%

(1) -	In thousands
Note:

Our LTL operating statistics exclude certain transportation and logistics services where pricing is generally not determined by weight. These statistics also exclude adjustments to revenue for undelivered freight required for financial statement purposes in accordance with our revenue recognition policy.

OLD DOMINION FREIGHT LINE, INC.
Balance Sheets

	September 30,	December 31,
(In thousands)	2024	2023
Cash and cash equivalents	$74,163	$433,799
Other current assets	660,896	709,534
Total current assets	735,059	1,143,333
Net property and equipment	4,425,753	4,095,405
Other assets	265,019	273,655
Total assets	$5,425,831	$5,512,393

Current maturities of long-term debt	$20,000	$20,000
Other current liabilities	533,580	524,658
Total current liabilities	553,580	544,658
Long-term debt	39,985	59,977
Other non-current liabilities	656,526	649,947
Total liabilities	1,250,091	1,254,582
Equity	4,175,740	4,257,811
Total liabilities & equity	$5,425,831	$5,512,393

Note: The financial and operating statistics in this press release are unaudited.

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